UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported: September 11, 2006)
AMERUS GROUP CO.
(Exact Name of Registrant as Specified in its Charter)

IOWA (State or Other Jurisdiction of Incorporation)	001-15166 (Commission File Number)	42-1458424 (IRS Employer Identification No.)

699 WALNUT STREET DES MOINES, IOWA (Address of principal executive offices)		50309-3948 (Zip Code)
Registrant’s telephone number, including area code: (515) 362-3600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On September 11, 2006, AmerUs Group Co. (“Company”) borrowed $40 million on its $300 million credit facility (“Borrowing”). The Borrowing was incurred under the Company’s Amended and Restated Credit Agreement among AmerUs Group Co., Various Lending Institutions, Bank of America, N.A., Citibank, N.A. and The Bank of New York as Co-Syndication Agents and JPMorgan Chase Bank, N.A. as Administrative Agent (“Credit Agreement”) filed by the Company as an exhibit to a Current Report on Form 8-K on June 20, 2006. The terms and conditions of the Borrowing and its repayment are described in the Credit Agreement, which is incorporated herein by reference. The Company’s obligation to repay the Borrowing may be accelerated in certain circumstances described in the Credit Agreement.
Item 7.01. Regulation FD Disclosure.
On September 13, 2006, the Company redeemed all of its issued and outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $26.03 per share plus the preferred dividend payment of $0.453125 per share for a total redemption price per share of $26.48.
Funding for the redemption came from the settlement of the forward purchase contracts forming a portion of the Company’s Income PRIDES which matured on August 16, 2006 as well as other equity issuances occurring in the six month period prior to the redemption. Under the terms of the redemption, the Company was required to use the proceeds of the sale of its equity securities to redeem the Series A Preferred Stock. In order to provide the funds necessary to complete the redemption, Aviva plc purchased 3,073 shares of the Company’s common stock at $69.00 per share for an aggregate cash purchase price of $212,037 pursuant to the terms of a subscription agreement dated September 12, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERUS GROUP CO.
	By:	/s/ Melinda S. Urion
Melinda S. Urion
Dated: September 13, 2006		Executive Vice President, Chief Financial Officer & Treasurer